Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT, dated March 27, 2025 (this “Agreement”), by and between FIREFLY NEUROSCIENCE, INC., a Delaware corporation (the “Company”), and GREG LIPSCHITZ, an individual (“Executive”). The Company and Executive are referred to herein from time to time on a collective basis as the “Parties” and each on an individual basis as a “Party.”

RECITALS

The Company wishes to secure the services of Executive as the Chief Executive Officer of the Company (with such other duties and/or offices in the Company or its affiliates as may be assigned by the Company’s Board of Directors (the “Board”) upon the terms and conditions hereinafter set forth; and Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.    Employment by the Company. The Company agrees to employ Executive during the employment in the position of the Chief Executive Officer in which Executive will have such duties and responsibilities to the Company as are customary for such a position in companies comparable to the Company, and as are reasonably assigned, delegated, and determined with notice from time to time by the Board to Executive, and Executive accepts such employment and agrees to perform such duties and responsibilities. Executive shall devote a minimum of 40 hours per week to the Company and shall use Executive’s best efforts to faithfully carry out Executive’s duties and responsibilities hereunder, provided, however, that during the employment, Executive may serve on charitable, civic and other boards, so long as such position(s) do not limit or interfere with Executive’s duties to the Company hereunder or breach any agreement between Executive and the Company.

2.    Principal Place of Work. The Executive may perform their duties from a location of their choice.

3.    EMPLOYMENT TERM. Subject to the terms and conditions of this Agreement, the initial term of this Agreement shall be three (3) years commencing on January 6, 2025 (the “Effective Date”), unless terminated earlier by either Party in accordance with the terms of this Agreement. Thereafter, this Agreement will be renewed automatically for additional one (1) year terms if neither the Company nor Executive provides a notice of termination of this Agreement to the other Party within thirty (30) days prior to the expiration of the application term (the “Term”).

4.    Compensation and Benefits.

(a)

Annual Base Salary. Upon the Effective Date and thereafter, the Company shall pay to Executive a base salary for all services rendered by Executive under this Agreement at the rate of $300,000 per year (the “Annual Base Salary”), which the Annual Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly. Except as otherwise provided in Schedule 2 hereto, the Company shall have no obligation to pay Executive’s Annual Base Salary following the date of the expiration or termination of this Agreement, whichever is earlier.

(b)

Signing Bonus. As soon as administratively practicable following the Effective Date hereof (and in all events no later than 120 days after the Effective Date), the Company shall grant the Executive an award of restricted stock units (the “RSUs Award”) that represents, in the aggregate, three percent (3.0%) of the issued and outstanding common stock of the Company, par value $0.0001 per share, determined on a fully diluted basis, as of the date of Agreement. The RSUs Award will be subject to the terms and conditions applicable to the respective restricted stock units granted under the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Units Agreement (the “RSUs Award Agreement”) and in accordance with applicable law. Commencing on the date of grant, one and one-half percent (1.5%) of the RSUs Award shall vest monthly in thirty-six (36) equal monthly installments, subject to satisfaction of Executive’s Continuous Service (as defined in the RSUs Award Agreement); and the remaining one and one-half percent (1.5%) of the RSUs Award shall vest at a rate of zero point five percent (0.5%) per year over three years, contingent upon the achievement of annual performance targets. These annual performance targets will be mutually reviewed and determined by the Company and the Executive and approved by the Board or its Compensation Committee at the beginning of each calendar year.

(c)

Annual Bonus. For each fiscal year of the Company ending during the Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) equal to fifty percent (50%) of the Annual Base Salary as of December 31 of the applicable fiscal year. The Board or its Compensation Committee thereof shall determine the amount of the Annual Bonus, if any, in accordance with this Section 4(c), and shall notify Executive of such determination within (60) days following the end of the fiscal year to which the Annual Bonus relates. The Annual Bonus, if any, shall be paid in a manner reasonably determined by the Company and Executive, consistent with best practices and, in any event, prior to ninety (90) days following the end of the fiscal year to which the Annual Bonus relates. Except as otherwise provided in Section 5 hereto, Executive must be employed by the Company at least nine months of the calendar year to be eligible to receive the Annual Bonus.

(d)	Performance Bonus. In addition to the foregoing, the Board or its Compensation Committee thereof may grant to the Executive a performance bonus in addition to the Annual Bonus if deemed warranted.

(e)

Modification of Executive’s Annual Base Salary. The Board may, from time to time, or upon favorable consideration of a reasonable request from Executive, modify Executive’s Annual Base Salary by executing an amendment or addendum to this Agreement, by and between Executive and the Board. An initial review will occur in August 2025 with annual reviews to occur in January of each subsequent year..

(f)

Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary expenses actually incurred or paid by Executive during the employment in the performance of Executive’s duties under this Agreement, upon submission and approval of expense statements, vouchers, or other supporting information in accordance with the then customary practices of the Company and tax law, regulations or rules.

(g)

Vacation and Sick Leave; Holidays. Executive shall be entitled to: (i) ten (10) public holidays observed by the United States federal government per year and (ii) ten (10) vacation days and five (5) sick days per year, subject to the Company’s leave policies (which the Company may amend from time to time in its sole discretion). Vacation accruals are available for use in the pay period following the completion of 30 days of employment of Executive.

(h)	Benefits. Whether and to what extent Executive is entitled to receive benefits, if any, from the Company is set forth on Schedule 1 hereto.

(i)

Severance. Whether and to what extent Executive is entitled to receive a severance payment, if any, from the Company upon Executive’s termination of employment with the Company, whether by Executive or the Company, is set forth on Schedule 2 hereto.

(j)

Withholding of Taxes. The Company may withhold from any Annual Base Salary, bonuses, benefits and equity grants payable or deliverable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5.    Payments Upon Termination. All compensation (including, without limitation, the Annual Base Salary and the Annual Bonus) payable to Executive under Section 4 hereof shall cease as of the date of termination specified in the notice of termination from the Company or Executive, subject to any severance compensation set forth on Schedule 3 hereto. The Company shall pay to Executive (or if Executive has died, to Executive’s estate) all previously earned, accrued, and unpaid Annual Base Salary, Annual Bonus and benefits from the Company’s employee benefit plans in which Executive participated and is entitled to receive under the terms of those plans.

6.    Other Provisions.

(a)

Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, emailed, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the Parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, emailed, telecopied, telegraphed or telexed, or mailed.

(b)

Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior contracts and other agreements, written or oral, with respect to such subject matter.

(c)

Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

(d)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the choice of law principles thereof.

(e)	Dispute Resolution.

i.

Unless otherwise provided in this Agreement, the Parties agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Agreement, or breach thereof (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes the county in which Company’s principal place of business is located. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

ii.

As a condition precedent to a Party’s ability to commence litigation for a Dispute, the Party shall first give written notice to the other Party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, each Party (or a representative of each Party with authority to settle the Dispute for each Party) shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Parties have conferred, or made a good faith effort to confer, in accord with this Section 6(e)(ii) may a Party commence litigation for the Dispute.

(f)

Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and any successors and assigns permitted or required by Section 6(g) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or such successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(g)

Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(h)

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed manually or by facsimile, scan, or other electronic means (e.g., DocuSign).

(i)

Severability. If a court or other tribunal of competent jurisdiction or any foreign, federal, state, county, or local government or other governmental, regulatory, or administrative agency or authority holds that any term or provision of this Agreement is invalid, illegal, or unenforceable, such term or provision shall be considered severed from this Agreement and not affect the validity, legality, or enforceability of the remaining terms or provisions of this Agreement. Upon a holding that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify, or the court, tribunal, or regulatory or administrative agency or authority may modify, this Agreement to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j)

Drafting. Should any provision of this Agreement require interpretation or construction, it is agreed by Executive and the Company that the person interpreting or construing this Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(k)	Headings. The headings and subheadings in this Agreement (e.g., “Drafting”) are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[The remainder of this page is purposefully blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

COMPANY: Firefly Neuroscience, Inc. /s/ Paul Krzywicki Name: Paul Krzywicki Title: Chief Financial Officer

EXECUTIVE:

Greg Lipschitz

/s/ Greg Lipschitz

Address: One Cable Beach, Nassau, Bahamas

Schedule 1

Benefits

During the Term, Executive shall be eligible to participate in the comprehensive benefits plans of the Company from time to time, which includes medical, dental and life insurance options subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. In lieu of any Company-provided benefits, to the extent permitted by applicable law, the Company agrees to pay the Executive an additional $1,250 per month ($15,000, annually), payable on the first payroll date during each month less applicable payroll deductions and tax withholdings.

Schedule 2

Severance

Notwithstanding anything to the contrary herein, if during the Term:

(a)

the Company terminates this Agreement without cause, the Company shall pay to Executive the following sums (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll policies and procedures and subject to the prior execution by the Executive of a release related to the Executive’s activities pursuant to this Agreement, on terms acceptable to the Company and Executive acting reasonably: (i) cash in the amount of the Annual Base Salary (to be clear, 12-months of Annual Base Salary) in effect on the date of such termination plus any Annual Bonus Executive is entitled to pursuant to this Agreement payable in equal monthly amounts for twelve (12) months ; and (ii) all outstanding equity compensation granted to Executive, including but not limited to RSUs or Options which are deemed to vest over the following 12 months from the date of termination shall vest immediately; or

(b)

the Company terminates this Agreement upon Change of Control, the Company shall pay to Executive the following sums (less applicable payroll deductions and taxes) prior to the date of the Change of Control: (i) cash in the amount of the Annual Base Salary in effect on the date of such termination payable in one single lump sum plus any Annual Bonus Executive is entitled to pursuant to this Agreement; and (ii) all outstanding equity compensation granted to Executive, including but not limited to RSUs or Options shall vest immediately.

For the avoidance of doubt, if the Annual Base Salary increases before such termination, the cash payable described above shall reflect the modified amount of the Annual Base Salary in accordance with Section 4(e) hereof. Any payments not made on any periodic due date shall bear daily interest in the amount of 12% per annum.

For the purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, during the employment, any of the following occurs (through one or a series of related transactions): (a) the sale, disposition or transfer to an unrelated third party of all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries, (b) a sale, disposition or transfer resulting in no less than a majority of the voting power or equity interests of the Company and its consolidated subsidiaries on a fully diluted basis being held by a person (as defined below) or persons acting as a group who prior to such sale, disposition or transfer did not have a majority of such voting power, (c) a merger, consolidation, recapitalization or reorganization of the Company or its consolidated subsidiaries with or into one or more entities such that “control” (as defined below) of the resulting entity is held, directly or indirectly, by a person or persons acting as a group who did not have control of the Company and its consolidated subsidiaries prior to such merger, consolidation, recapitalization or reorganization, or (d) the liquidation or dissolution of the Company or its consolidated subsidiaries. For purposes of the foregoing, “control” means the power to direct or cause the direction of the management and policies, or the power to appoint directors, whether through the ownership of voting interests, by contract or otherwise, and “person” shall have the meaning such term has as is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended). For the avoidance of doubt any restructuring of the Company into a holding company structure, re-domestication of the Company into a different jurisdiction or other reorganization of the Company where the persons who prior to such restructuring, re-domestication or reorganization held a majority of the voting power continue to hold a majority of the voting power thereafter shall not be deemed to be a Change in Control.”